UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

Form S-8 REGISTRATION STATEMENT NO. 333-114408

Form S-8 REGISTRATION STATEMENT NO. 333-114067

Form S-8 REGISTRATION STATEMENT NO. 333-105189

Form S-8 REGISTRATION STATEMENT NO. 333-33210

Post-Effective Amendment No. 2 To

Form S-8 REGISTRATION STATEMENT NO. 333-44539

UNDER

THE SECURITIES ACT OF 1933

TUFCO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	39-1723477
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

PO Box 23500

Green Bay, WI 64308

(920) 336-0054

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James F. Robinson

President and Chief Executive Officer

Tufco Technologies, Inc.

PO Box 23500

Green Bay, WI 64308

(920) 336-0054

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

C. Thomas Hopkins, Esq.

Brian Wheeler, Esq.

Cooley LLP

1333 Second Street, Suite 400

Santa Monica, California 90401-4100

Telephone: (310) 883-6400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of Tufco Technologies, Inc., a Delaware corporation (the “Company”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-114408 on Form S-8, registering 150,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”) under the Tufco Technologies, Inc. 2004 Non-Employee Director Stock Option Plan;

•	Registration Statement No. 333-114067 on Form S-8, registering 100,000 shares of Common Stock under the Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan;

•	Registration Statement No. 333-105189 on Form S-8, registering 300,000 shares of Common Stock under the Tufco Technologies, Inc. 2003 Non-Qualified Stock Option Plan;

•	Registration Statement No. 333-33210 on Form S-8, registering 350,000 shares of Common Stock under the Company’s 1992 Non-Qualified Stock Option Plan, as amended, and the 1993 Non-Employee Director Stock Option Plan, as amended; and

•	Registration Statement No. 333-44539 on Form S-8, registering 500,000 shares of Common Stock under the Company’s 1992 Non-Qualified Stock Option Plan.

The Company is filing this Post-Effective Amendment No. 1 or No. 2, as the case may be, to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

Pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2013 (the “Merger Agreement”), by and among Tufco Holdings, LLC, a Delaware limited liability company (“Parent”), Packers Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, on February 24, 2014, Merger Sub merged with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, each of the remaining outstanding shares of common stock of the Company (the “Shares”) (other than Shares held by any stockholders who properly demand appraisal in connection with the Merger) was converted into the right to receive $6.07 in cash per Share, without interest and less any applicable withholding taxes, except for Shares then owned by Parent, the Company or any of their respective wholly-owned subsidiaries, which Shares were cancelled and retired and ceased to exist, and no consideration was delivered in exchange therefor. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Green Bay, state of Wisconsin, on this March 7, 2014.

TUFCO TECHNOLOGIES, INC.

/S/ James F. Robinson
Name:	James F. Robinson
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES F. ROBINSON James F. Robinson	President and Chief Executive Officer	March 7, 2014

/S/ SHAHRAM SHAUN GABAYZADEH Shahram Shaun Gabayzadeh	Director	March 7, 2014